Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated May 23, 2025, relating to the financial statement of Dan IVES Wedbush AI Revolution ETF, a series of Webush Series Trust, as of May 16, 2025, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

May 23, 2025